Exhibit 99.1
Margaret (“Peggy”) Smyth Elected to Board of Directors of Vonage Holdings Corp.

HOLMDEL, N.J., September 7, 2012 -- Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through cloud-connected devices worldwide, announced that it has elected Ms. Margaret (“Peggy”) Smyth to serve as a member of its Board of Directors. She will also serve on the Company’s Audit Committee.
Ms. Smyth brings a strong financial and accounting background to the Board combined with a seasoned strategic perspective. Prior to her current role as Vice President of Finance at Con Edison, Ms. Smyth held several senior leadership positions at United Technologies Corporation (“UTC”) including Corporate Controller and Chief Financial Officer of UTC’s Hamilton Sundstrand division. Prior to that, Ms. Smyth was Vice President and Chief Accounting Officer of 3M and a senior partner at two leading global accounting and professional services firms. Ms. Smyth is an appointed member of the International Financial Reporting Standards Interpretations Committee, where she has served since 2008.

Ms. Smyth currently serves as a Director and Chair of the Finance Committee for Martha Stewart Living Omnimedia, and is on the board of Mutual of America Investment Corporation and Mutual of America Institutional Funds.

"Peggy’s global business experience and strong accounting background make her a valuable addition to the Board,” said Marc Lefar, Vonage's CEO. “Her guidance on financial and strategic matters will serve Vonage and its shareholders well as we continue to execute on our strategic growth initiatives and capital allocation strategy.”

“I am very excited to join the Vonage Board,” said Ms. Smyth. “The Company has accomplished a great deal over the past several years having completed a strategic, operational and financial transformation. I look forward to helping Vonage build upon this progress as it seeks to meet consumers’ communications needs worldwide."

She earned a master's degree in accounting from NYU Leonard N. Stern School of Business, and an undergraduate degree in economics from Fordham University, graduating summa cum laude from both. She is an alumna of the Aspen Institute's Henry Crown Fellows Program.

In addition, Vonage today announced that on August 31, 2012, Peter Barris informed the Company that he has decided to leave the Board of Directors after eight years of service. “Since joining Vonage’s Board, the Company has transformed from a small start-up to a leading VoIP communications provider generating substantial free cash flow. I am impressed with what Vonage has accomplished and remain fully supportive of the

Company’s management and strategic direction,” said Mr. Barris. Vonage thanks Mr. Barris for his many years of leadership on its Board of Directors and valuable contributions to the Company.
About Vonage
Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.4 million subscriber lines. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail -- for one low monthly rate. Our Vonage Mobile® app lets users make free high-definition calls and send free texts to all users of the app, worldwide. The app works over Wi-Fi, 3G and 4G wireless data networks. Vonage's service is sold on the web and through regional and national retailers including Wal-Mart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC., owned by Vonage America Inc.
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Vonage Investor Contact:	Vonage Media Contact:
Leslie Arena 732.203.7372 lesie.arena@vonage.com	Jen Holzapfel 732.444.2585 jennifer.holzapfel@vonage.com